Exhibit (m)

                   RULE 12b-1 AND ADMINISTRATIVE SERVICES PLAN


         Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Rule 12b-1 and Administrative Services Plan (the "Plan") has been adopted for Investment Trust (the "Fund"), on behalf of Scudder Growth and Income Fund and Scudder Large Company Growth Fund, each of which is a separate series of the Fund (the "Series"), for Class R shares of beneficial interest of the Series ("Class R" or "Class R shares") by a majority of the members of the Fund's Board of Trustees (the "Board"), including a majority of the Board members who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Board Members") at a meeting called for the purpose of voting on this Plan.

1. Administrative Services. The Fund will pay to Scudder Investor Services, Inc. ("SIS") at the end of each calendar month an administrative services fee computed at the annual rate of up to 0.25% of average daily net assets attributable to the Class R shares of each Series. SIS may use the administrative services fee to compensate various broker-dealer and other service or administrative firms appointed by SIS ("Firms") for providing certain post-sale administrative support services on behalf of the Firms' customers who are record or beneficial holders of Class R shares of the Series in accordance with the Administrative Services Agreements entered into on behalf of the Series (the "Service Agreements"). SIS may appoint Kemper Distributors, Inc. as its agent to carry out its duties under this Paragraph 1 of the Plan. Such administrative services shall include, but not be limited to, providing information on shareholder accounts and transactions, answering inquiries regarding the Series, resolving account problems, explaining mutual fund performance and ranking, and such other post-sale administrative services as the Fund or SIS may reasonably request.

2.       Distribution Services.
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         (a) The Fund may pay to an Authorized Party, as defined below, at the end of each calendar month a distribution services fee computed at the annual rate of up to .25% of average daily net assets attributable to the Class R shares of each Series. An Authorized Party may use the distribution services fee to compensate Firms for promotional or other services primarily intended to result in the sale of Class R shares of the Series.

         (b) In the event that the administrative services described in Paragraph 1 of this Plan are deemed to be services that are primarily intended to result in the sale of Class R shares of the Series, this Plan shall authorize SIS to use the administrative services fee to compensate Firms for such services. In the event that record-keeping, the purchase and redemption of shares, transaction settlement, and other services performed by Firms that are commonly known as Fund supermarket sponsors are deemed to be services that are primarily intended to result in the sale of Class R shares of a Series, this Plan shall authorize the Authorized Party to use the distribution services fee, subject to the percentage limitations set forth in Section 2(a) above, to compensate Firms for such services.

         (c) For the purposes of this Paragraph 2, the term "Authorized Party" shall mean an affiliated person, as that term is defined in the Act, of Scudder Kemper Investments, Inc., which has been authorized from time to time by the Board to receive payments under the Plan on behalf of the Class R shares of a Series.

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         (d) The provisions of this Paragraph 2 shall not be effective until expressly authorized by the Board after the effective date of the Plan, except that the provisions of Paragraph 2(b) shall be effective on the effective date of the Plan.

3. Method of Calculating Fees. The administrative and distribution services fees for Class R shares shall be based upon average daily net assets of the Series attributable to Class R shares and such fees shall be charged only to Class R shareholders of the Series. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the fees set forth in Paragraphs 1 and 2 hereof on the basis of the number of days that the Plan and any agreements related to the Plan are in effect during the month and year, respectively.

4. Periodic Reporting. SIS shall prepare reports for the Board on a quarterly basis for Class R showing amounts paid to the various Firms and such other information as from time to time shall be reasonably requested by the Board.

5. Continuance. This Plan shall continue in effect indefinitely for the Class R shares of the Series, provided that such continuance is approved at least annually by vote of a majority of the Board, and of the Qualified Board Members, cast in person at a meeting called for such purpose, or by vote of at least a majority of the outstanding voting securities of Class R of such Series.

6. Termination. This Plan may be terminated at any time without penalty with respect to the Class R shares of a Series by vote of a majority of the Qualified Board Members or by vote of the majority of the outstanding voting securities of Class R of such Series.

7. Amendment. This Plan may not be amended to increase materially the amount to be paid to Authorized Parties by the Fund with respect to the Class R shares of a Series without the vote of a majority of the outstanding voting securities of Class R of such Series. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Qualified Board Members, cast in person at a meeting called for such purpose.

8. Selection of Non-Interested Board Members. So long as this Plan is in effect, the selection and nomination of those Board members who are not interested persons of the Fund will be committed to the discretion of Board members who are not themselves interested persons.

9. Recordkeeping. The Fund will preserve copies of this Plan, the Services Agreements, and all reports made pursuant to Paragraph 4 above for a period of not less than six (6) years from the date of this Plan, the Services Agreements, or any such report, as the case may be, the first two (2) years in an easily accessible place.

10. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of Class R and shall not be binding on any Board member, officer, employee, agent, or shareholder of the Series. Neither the authorization of any action by the Board members or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Board member or upon any shareholder.

11. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

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12. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for Class R of the Series as the Act or the rules thereunder so require.



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